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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT:
David A. Finley or Lorin E. Bridgen, Broadway & Seymour, Inc.
800-274-9287
email:  lorin.brigden@bsis.com


            BROADWAY & SEYMOUR COMPLETES SALE OF CORBEL TO SUNGARD

CHARLOTTE, N.C., NOVEMBER 20, 1996 -- Broadway & Seymour, Inc. (NASDAQ:BSIS) announced today that it completed the previously announced sale of its Corbel subsidiary to SunGard Data Systems Inc. (NASDAQ:SNDT). The amount paid was $14 million, plus up to an additional $3.5 million in earn out payments in 1997.

"This closing concludes a formally managed bid process which produced the best value attainable. Since SunGard and Corbel complement each other, Corbel customers and employees will have the strong sponsorship necessary for continued success," remarked Alan C. Stanford, President and Chief Executive Officer of Broadway & Seymour.

SunGard's business is computer service and application software. The company is the only large specialized provider of proprietary investment support systems, the pioneer and a leading provider of comprehensive computer disaster recovery services, and a provider of proprietary healthcare information systems.

Headquartered in Charlotte, North Carolina, Broadway & Seymour is an information technology software and services company providing integrated business solutions in chosen markets. It is a leading provider of rapidly implemented systems, technologies, processes and skills enablement in customer relationship management, including call centers, intranet and Internet solutions, and the financial and legal markets.

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